Exhibit 99.1

Delta Apparel Reports Fourth Quarter and Full Year Fiscal 2022 Results

Full Year Net Sales Increase 11%, Full Year Diluted EPS of $2.80

Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products and direct-to-garment digital printing, today announced financial results for its 2022 fiscal fourth quarter and full year ended October 1, 2022.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are pleased to announce results marking our second consecutive year of strong organic growth. The combination of our diversified go-to-market strategies with our vertically integrated manufacturing and service platforms allowed us to successfully navigate a dynamic business and economic environment. All five of our market channels - Delta Direct, Global Brands, Retail Direct, DTG2Go, and Salt Life - delivered year-over-year sales growth in fiscal 2022.

Within our Delta Group segment, we continued to see solid growth in our regional screen print and ad specialty businesses along with increasing interest in the supply chain solutions offered in our Global Brands and Retail Direct channels. Our DTG2Go print-on-demand business continues to grow, with a strong double-digit sales increase on the year, and order flow for our digital first strategy exceeds our current capacity. We remain extremely focused on increasing output to meet demand in this important growth area.

Our Salt Life segment achieved another record year of sales and operating results, with overall sales outpacing the prior year by 21%. The Salt Life brand’s ability to connect with consumers across its many marketing touchpoints led to organic growth in all three Salt Life omni-channel markets – wholesale, retail and eCommerce – in the fourth quarter. We ended the year with 21 Salt Life branded retail doors open for business across the U.S. coastline from Southern California to Key West and up the eastern seaboard to Rehoboth Beach, Delaware.

The flexibility of our vertical, near-shore manufacturing platform enabled us to quickly respond to market fluidity and adjust production levels to manage inventory and mitigate higher input costs. We currently plan to operate some of our facilities at less than full capacity in the first half of fiscal 2023 until inventories better align with overall demand.

Mr. Humphreys concluded, “I remain incredibly proud of our associates as they continue to respond to the ever-changing needs of our business. Thanks to their hard work and dedication, we move into our new fiscal year with a highly resilient and diversified business model ready to seize opportunities and meet the challenges ahead."

For the fourth quarter ended October 1, 2022:

●

Net sales were $115.5 million, a slight increase over prior year period net sales of $114.7 million. Net sales in the Salt Life Group segment increased 15.6% over the prior year period, while net sales in the Delta Group segment decreased 1.1%.

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Gross profit was $21.6 million, compared to $26.5 million in the prior year period, with gross margins declining 440 basis points to 18.7%. Gross margin improvement in the Salt Life Group segment helped offset a gross margin decline in the Delta Group segment driven by higher input costs in its Activewear and DTG2Go businesses and unabsorbed fixed manufacturing costs. We started reducing production of basic tees in the September quarter, which resulted in $1.1 million of unabsorbed fixed costs.

●

Selling, general and administrative ("SG&A") expenses were $19.8 million, compared to $17.7 million in the prior year period. SG&A expenses as a percentage of sales increased 170 basis points to 17.2%, compared to 15.5% in the prior year period. Selling costs associated with the Salt Life retail store expansion and higher distribution labor costs primarily drove the increase.

●

Operating income was $2.2 million, a decline of 78.0% from the prior year period. The decline resulted in a net loss of $0.3 million, or $0.04 per diluted share for the quarter compared to net income of $6.9 million, or $0.96 per diluted share, in the prior year period.

For the full year ended October 1, 2022:

●

Net sales increased 11.0% to $484.9 million from $436.8 million in the prior year. Net sales in the Delta Group and Salt Life Group segments increased 9.8% and 20.8%, respectively, over the prior year.

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Gross profit increased 6.8% to $108.8 million from $101.9 million in the prior year. Gross margins were 22.4%, a decline of 90 basis points from the prior year driven by a decline in the Delta Group segment partially offset by improvement in the Salt Life Group segment.

●

Selling, general and administrative ("SG&A") expenses were $79.5 million, compared to $70.7 million in the prior year, driven by selling costs associated with expansion of Salt Life’s retail footprint and higher distribution labor costs. SG&A expenses as a percentage of sales were relatively flat at 16.4%, compared to 16.2% in the prior year.

●	Operating income was $31.8 million, resulting in an operating margin of 6.6%, compared to operating income of $32.7 million and operating margin of 7.5% in the prior year.

●	Net income was $19.7 million, or $2.80 per diluted share, compared to net income of $20.3 million, or $2.86 per diluted share, in the prior year.

Total net inventory at year-end was $248.5 million, compared to $161.7 million a year ago. The year-over-year inventory expansion reflects higher input costs impacting materials, transportation and labor as well as an increase in units on hand.

Total net debt, including capital lease financing and cash on hand, at year-end was $170.6 million, compared to $121.7 million a year ago.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 p.m. ET. The Company invites you to join the call by dialing 877-704-4453. If calling from outside the United States, please dial 201-389-0920. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 17, 2022. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 13733708.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

investor.relations@deltaapparel.com

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 2022	September 2021	September 2022	September 2021

Net Sales	$115,539	$114,735	$484,859	$436,750
Cost of Goods Sold	93,914	88,192	376,016	334,870
Gross Profit	21,625	26,543	108,843	101,880

Selling, General and Administrative Expenses	19,845	17,737	79,455	70,743
Other (Income), Net	(448)	(1,355)	(2,393)	(1,574)
Operating Income	2,228	10,161	31,781	32,711

Interest Expense, Net	2,361	1,619	7,732	6,844

(Loss) Earnings Before Provision For Income Taxes	(133)	8,542	24,049	25,867

Provision For Income Taxes	157	1,672	4,307	5,705

Consolidated Net (Loss) Earnings	(290)	6,870	19,742	20,162

Net Loss (Income) Attributable to Non-Controlling Interest	9	(14)	(2)	134

Net (Loss) Earnings Attributable to Shareholders	$(281)	$6,856	$19,740	$20,296

Weighted Average Shares Outstanding
Basic	6,915	6,975	6,953	6,961
Diluted	6,915	7,142	7,047	7,093

Net (Loss) Earnings per Common Share
Basic	$(0.04)	$0.98	$2.84	$2.92
Diluted	$(0.04)	$0.96	$2.80	$2.86

	September 2022	September 2021

Current Assets
Cash	$300	$9,376
Receivables, Net	71,586	68,090
Inventories, Net	248,538	161,703
Prepaids and Other Assets	2,755	3,794
Total Current Assets	323,179	242,963

Noncurrent Assets
Property, Plant & Equipment, Net	74,109	67,564
Goodwill and Other Intangibles, Net	61,923	64,188
Deferred Income Taxes	1,342	1,854
Operating Lease Assets	50,275	45,279
Investment in Joint Venture	9,886	10,433
Other Noncurrent Assets	2,967	2,007
Total Noncurrent Assets	200,502	191,325

Total Assets	$523,681	$434,288

Current Liabilities
Accounts Payable and Accrued Expenses	$110,967	$82,885
Income Tax Payable	379	379
Current Portion of Finance Leases	8,163	6,621
Current Portion of Operating Leases	8,876	8,509
Current Portion of Long-Term Debt	9,176	7,067
Total Current Liabilities	137,561	105,461

Noncurrent Liabilities
Long-Term Taxes Payable	2,841	3,220
Long-Term Finance Leases	16,776	15,669
Long-Term Operating Leases	42,721	38,546
Long-Term Debt	136,750	101,680
Long-Term Contingent Consideration	-	1,897
Deferred Income Taxes	4,310	1,520
Other Noncurrent Liabilities	-	2,101
Total Noncurrent Liabilities	203,398	164,633

Common Stock	96	96
Additional Paid-In Capital	61,961	60,831
Equity Attributable to Non-Controlling Interest	(656)	(658)
Retained Earnings	166,600	146,860
Accumulated Other Comprehensive Gain (Loss)	141	(786)
Treasury Stock	(45,420)	(42,149)
Total Equity	182,722	164,194

Total Liabilities and Equity	$523,681	$434,288